Exhibit 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
John Wilkerson
(734) 855-3864
TRW Automotive Reports Third Quarter 2008 Financial Results; Provides Update on 2008 Outlook
LIVONIA, MICHIGAN, October 30, 2008 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported third-quarter 2008 financial results with sales of $3.6 billion, an increase of 2.8 percent compared to the same period a year ago. The Company reported a third quarter net loss of $54 million or ($0.53) per diluted share, which compares to net earnings of $23 million or $0.22 per diluted share in the prior year period. Third quarter 2008 net cash flow from operating activities was $79 million, which exceeded the level generated in the prior year.
Sales in the third quarter benefited from currency movements and increased sales of modules, which together did not provide a corresponding benefit to earnings. Excluding the benefits of currency and modules, core product sales were sharply lower, which was the primary reason for the decline in earnings between the two quarters. Other negative factors included a higher level of restructuring charges, commodity costs and tax expense despite a loss before income taxes.
“TRW’s third quarter results reflect the unprecedented challenges facing the automotive industry and global economic markets in general,” said John C. Plant, President and Chief Executive Officer. “During this time of uncertainty, we are taking the actions necessary to align our organization with the changing industry conditions while continuing to remain focused on advancing our strategic priorities to ensure our long-term competitiveness.”

Third Quarter 2008
The Company reported third-quarter 2008 sales of $3.6 billion, an increase of $97 million or 2.8 percent over the prior year period. The 2008 quarter benefited from the positive effect of foreign currency translation and the increase in sales of lower margin modules. These positive factors were substantially offset by lower sales of core products in both North America and Europe resulting from sharply reduced light vehicle production volumes. Price reductions provided to our customers were also a negative factor between the two quarters.
Operating income for the third-quarter 2008 was $12 million, which compares to $95 million in the prior year period. The year-to-year decrease was driven by a number of factors, the most significant of which were the impact of lower sales, excluding currency, and the negative sales mix including a decline in higher margin core product sales replaced by lower margin module sales. Other negative factors included net currency losses and increased commodity costs.
As a result of the negative industry conditions, the Company has increased its level of restructuring actions as it focuses on reducing its cost base, which also contributed to a lower level of operating profit between quarters. In the 2008 third quarter, restructuring charges and asset impairments totaled $32 million compared to $13 million in the prior year period.
Net interest and securitization expense for the third quarter of 2008 totaled $43 million, which compares to $56 million in the prior year. The year-to-year decrease is due to lower interest rates between the periods.
Tax expense for the third quarter of 2008 was $23 million, despite a loss before income taxes. The expense for the quarter is attributable to earnings in profitable tax jurisdictions while the Company has not recognized a tax benefit from losses in certain other jurisdictions. In the prior year quarter, tax expense was $18 million, resulting in an effective tax rate of 44 percent.
The Company reported a third-quarter 2008 net loss of $54 million, or ($0.53) per diluted share, which compares to net earnings of $23 million or $0.22 per diluted share in the 2007 period.

Earnings before interest, securitization costs, loss on retirement of debt, taxes, depreciation and amortization (“EBITDA”) were $157 million in the third quarter of 2008, as compared to the prior year level of $237 million.
Year-to-Date 2008
For the nine-month period ended September 26, 2008, the Company reported sales of $12.2 billion, an increase of $1.4 billion or 12.6 percent compared to prior year sales. All of the increase in sales resulted from the positive effect of foreign currency translation and above trend sales of lower margin modules. Higher product volumes related to new product growth and robust industry sales in certain overseas markets during the first nine months of the year were fully offset by the continued decline in North American and Western European vehicle production and price reductions provided to customers.
Operating income for the 2008 year-to-date period was $424 million, which is a decrease of $51 million or 10.7 percent compared to the prior year result of $475 million. The decline resulted from a number of factors including a $32 million increase in the level of restructuring and asset impairment expenses. Positive factors such as savings generated from cost improvement and efficiency programs, including reductions in pension and OPEB related costs, and the positive effect of net insurance proceeds received in 2008 relating to a prior year business disruption were more than offset by the profit impact resulting from a negative mix of products sold, higher commodity prices, price reductions provided to customers and foreign currency losses.
Net interest and securitization expense in the first nine months of the 2008 period was $136 million, which represents a significant improvement from the prior year result of $177 million. The decline in interest expense resulted primarily from the Company’s debt recapitalization completed in the first half of 2007 and lower interest rates between the periods. The debt recapitalization completed last year resulted in $155 million of costs in 2007.
Tax expense in the first nine months of 2008 was $126 million, resulting in an effective tax rate of 43 percent, which compares to $116 million, or 38 percent excluding the debt retirement costs of $155 million, in the prior year.

The Company reported year-to-date 2008 net earnings of $167 million, or $1.63 per diluted share, which compares to $34 million or $0.33 per diluted share in the 2007 period. The comparison of net earnings, excluding the previously mentioned debt retirement costs from the prior year, were $167 million or $1.63 per diluted share in 2008 as compared to $189 million or $1.84 per diluted share in 2007.
EBITDA was $874 million in the first nine months of 2008, which is a 1.8 percent decrease from the prior year level of $890 million primarily due to the lower level of operating income in the current year.
Cash Flow and Capital Structure
Third quarter 2008 net cash flow from operating activities was $79 million, which compares to a use of $(158) million in the prior year. The prior year use of cash included the pay down of $127 million of outstanding borrowings under the Company’s U.S. based Accounts Receivable Securitization Facility (“Receivable Facility”). Excluding the pay down of the Receivable Facility, the comparison of net cash flow from operating activities was an inflow of $79 million in the current quarter compared to a use of $(31) million in the prior year. Third quarter 2008 capital expenditures were $121 million compared to $111 million in 2007.
For the nine month period ended September 26, 2008, net cash flow from operating activities was $4 million, which compares to net cash use of $(89) million in the prior year. Year-to-date capital expenditures were $338 million in 2008 compared to $339 million in 2007.
As of September 26, 2008, the Company had $3,243 million of debt and $511 million of cash and marketable securities, resulting in net debt (defined as debt less cash and marketable securities) of $2,732 million. This compares favorably to net debt of $3,029 million at the end of the prior year third quarter period ended September 28, 2007.
At the end of the 2008 third quarter, committed liquidity facilities and cash on hand provided the Company with available liquidity of approximately $1.5 billion.

2008 Outlook
The Company expects its full year sales to be approximately $15.3 billion (including fourth quarter sales of approximately $3.1 billion). Full year net earnings per share are expected to be in the range of $0.90 to $1.10, which includes pre-tax restructuring and asset impairment charges for known actions forecasted at approximately $95 million (including approximately $30 million in the fourth quarter).
The Company continues to evaluate other actions that may be necessary in reaction to the current environment, which will most likely lead to additional restructuring charges and asset impairments that are not incorporated in the guidance provided above.
The guidance range above reflects the continued reduction in vehicle production schedules in both Europe and North America, increased commodity costs and significantly higher restructuring expenses. The effective tax rate, which is highly dependent on the Company’s overall level of pre-tax earnings and the location of those earnings, is expected to exceed 50% for the full year. Lastly, the Company expects capital expenditures in 2008 to be approximately 3.5 percent of sales.
“Our 2008 guidance provided today reflects the challenges facing the automotive industry and TRW, most notably the rapid decline and change in mix of vehicle production schedules of our customers,” said John C. Plant. “At this point, we are planning for a difficult 2009 year with vehicle sales below 2008 levels in both Europe and North America.”
Third Quarter 2008 Conference Call
The Company will host its third-quarter conference call at 8:00 a.m. (EDT) today, Thursday, October 30, to discuss financial results and other related matters. To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.
An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately one week. To access the replay, U.S. locations should dial (800) 642-1687, and locations outside the U.S. should dial (706) 645-9291. The replay code is 66236676. A live audio webcast and subsequent replay of the conference call will also be available on the Company’s website at www.trw.com/results.

Reconciliation to GAAP
In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”). Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments, including use in connection with forecasting future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
Non-GAAP measures are not purported to be a substitute for any GAAP measure and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the closest GAAP measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.
About TRW
With 2007 sales of $14.7 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 27 countries and employs approximately 66,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which can cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2007 (our “Form 10-K”), and in our Reports on Form 10-Q for the quarters ended March 28 and June 27, 2008, such as: rapidly changing conditions in the automotive industry and disruptions in the financial markets make our sales and operating results difficult to forecast; loss of market share, production cuts and capacity reductions by domestic North American vehicle manufacturers and a market shift in vehicle mix in North America and resulting restructuring initiatives, including bankruptcy actions, of our suppliers and customers; sharply increasing commodity inflationary pressures adversely affecting our profitability and supply base, including any resulting inability of our suppliers to perform as we expect; escalating pricing pressures from our customers; our dependence on our largest customers; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; our substantial debt and resulting vulnerability to an economic or industry downturn and to rising interest rates; cyclicality of automotive production and sales; risks associated with non-U.S. operations, including economic uncertainty in some regions; contraction in consumer spending, a market shift in vehicle mix and production cuts in Europe; any impairment of our goodwill or other intangible assets; product liability, warranty and recall claims and efforts by customers to alter terms and conditions concerning warranty and recall participation; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; any increase in the expense and funding requirements of our pension and other postretirement benefits; volatility in our annual effective tax rate resulting from a change in earnings mix or other factors; adverse effects of environmental and safety regulations; assertions by or against us relating to intellectual property rights; the possibility that our largest shareholder’s interests will conflict with ours; and other risks and uncertainties set forth in our Report on Form 10-K and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to release publicly any revision to any of these forward-looking statements.
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TRW Automotive Holdings Corp.
Index of Condensed Consolidated Financial Information

Page
Consolidated Statements of Operations (unaudited) for the three months ended September 26, 2008 and September 28, 2007	A2

Consolidated Statements of Operations (unaudited) for the nine months ended September 26, 2008 and September 28, 2007	A3

Condensed Consolidated Balance Sheets as of September 26, 2008 (unaudited) and December 31, 2007	A4

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 26, 2008 and September 28, 2007	A5

Reconciliation of GAAP Net (Losses) Earnings to EBITDA (unaudited) for the three and nine months ended September 26, 2008 and September 28, 2007	A6

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited) for the nine months ended September 28, 2007	A7
The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the periods ended March 28, 2008 and June 27, 2008 as filed with the United States Securities and Exchange Commission on February 21, 2008, April 30, 2008 and July 31, 2008, respectively.

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	September 26,	September 28,
(In millions, except per share amounts)	2008	2007
Sales	$3,592	$3,495
Cost of sales	3,411	3,263

Gross profit	181	232
Administrative and selling expenses	139	123
Amortization of intangible assets	9	9
Restructuring charges and asset impairments	32	13
Other income — net	(11)	(8)

Operating income	12	95
Interest expense — net	43	54
Accounts receivable securitization costs	—	2
Equity in earnings of affiliates, net of tax	(2)	(5)
Minority interest, net of tax	2	3

(Losses) earnings before income taxes	(31)	41
Income tax expense	23	18

Net (losses) earnings	$(54)	$23

Basic (losses) earnings per share:
(Losses) earnings per share	$(0.53)	$0.23

Weighted average shares outstanding	101.2	100.6

Diluted (losses) earnings per share:
(Losses) earnings per share	$(0.53)	$0.22

Weighted average shares outstanding	101.2	103.3

A2

TRW Automotive Holdings Corp.
Consolidated Statements of Operations
(Unaudited)

	Nine Months Ended
	September 26,	September 28,
(In millions, except per share amounts)	2008	2007
Sales	$12,182	$10,816
Cost of sales	11,259	9,931

Gross profit	923	885
Administrative and selling expenses	407	391
Amortization of intangible assets	27	27
Restructuring charges and asset impairments	64	32
Other expense (income) — net	1	(40)

Operating income	424	475
Interest expense — net	134	173
Loss on retirement of debt	—	155
Accounts receivable securitization costs	2	4
Equity in earnings of affiliates, net of tax	(17)	(20)
Minority interest, net of tax	12	13

Earnings before income taxes	293	150
Income tax expense	126	116

Net earnings	$167	$34

Basic earnings per share:
Earnings per share	$1.65	$0.34

Weighted average shares outstanding	101.0	99.5

Diluted earnings per share:
Earnings per share	$1.63	$0.33

Weighted average shares outstanding	102.2	102.8

A3

TRW Automotive Holdings Corp.
Condensed Consolidated Balance Sheets

	As of
	September 26,	December 31,
(Dollars in millions)	2008	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$511	$895
Marketable securities	—	4
Accounts receivable — net	2,830	2,313
Inventories	883	822
Prepaid expenses and other current assets	367	292

Total current assets	4,591	4,326

Property, plant and equipment — net	2,809	2,910
Goodwill	2,242	2,243
Intangible assets — net	706	710
Pension asset	1,418	1,461
Other assets	621	640

Total assets	$12,387	$12,290

Liabilities, Minority Interests and Stockholders’ Equity

Current liabilities:
Short-term debt	$72	$64
Current portion of long-term debt	22	30
Trade accounts payable	2,314	2,406
Accrued compensation	296	298
Other current liabilities	1,047	917

Total current liabilities	3,751	3,715

Long-term debt	3,149	3,150
Postretirement benefits other than pensions	574	591
Pension benefits	451	497
Other long-term liabilities	1,027	1,011

Total liabilities	8,952	8,964

Minority interests	144	134

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,194	1,176
Retained earnings	568	398
Accumulated other comprehensive earnings	1,528	1,617

Total stockholders’ equity	3,291	3,192

Total liabilities, minority interests, and stockholders’ equity	$12,387	$12,290

A4

TRW Automotive Holdings Corp.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 26,	September 28,
(Dollars in millions)	2008	2007
Operating Activities
Net earnings	$167	$34
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	445	408
Net pension and other postretirement benefits income and contributions	(140)	(147)
Net gains on sale of assets	(4)	(19)
Loss on retirement of debt	—	155
Other — net	23	27
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(518)	(424)
Inventories	(45)	(86)
Trade accounts payable	(94)	(10)
Prepaid expense and other assets	(29)	(9)
Other liabilities	199	(18)

Net cash provided by (used in) operating activities	4	(89)

Investing Activities
Capital expenditures, including other intangible assets	(338)	(339)
Acquisitions of businesses, net of cash acquired	(41)	(12)
Termination of interest rate swaps	—	(12)
Investment in affiliates	(5)	—
Purchase price adjustments	—	3
Proceeds from sale/leaseback transactions	1	6
Net proceeds from asset sales	6	35

Net cash used in investing activities	(377)	(319)

Financing Activities
Change in short-term debt	10	66
Net proceeds from revolving credit facility	50	638
Proceeds from issuance of long-term debt, net of fees	4	2,584
Redemption of long-term debt	(61)	(3,000)
Proceeds from exercise of stock options	4	29

Net cash provided by financing activities	7	317
Effect of exchange rate changes on cash	(18)	(14)

Decrease in cash and cash equivalents	(384)	(105)
Cash and cash equivalents at beginning of period	895	578

Cash and cash equivalents at end of period	$511	$473

A5

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net (Losses) Earnings to EBITDA
(Unaudited)
The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the periods ended March 28, 2008 and June 27, 2008.
The EBITDA measure calculated in the following schedules is a measure used by management to evaluate the operating performance of the Company and its business segments, including use in connection with forecasting future periods. Management believes that investors will likewise find EBITDA useful in evaluating such performance. EBITDA is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.
EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings as an indicator of operating performance, or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

	Three Months Ended
	September 26,	September 28,
(Dollars in millions)	2008	2007
GAAP net (losses) earnings	$(54)	$23
Income tax expense	23	18
Interest expense — net	43	54
Accounts receivable securitization costs	—	2
Depreciation and amortization	145	140

EBITDA	$157	$237

	Nine Months Ended
	September 26,	September 28,
(Dollars in millions)	2008	2007
GAAP net earnings	$167	$34
Income tax expense	126	116
Interest expense — net	134	173
Loss on retirement of debt	—	155
Accounts receivable securitization costs	2	4
Depreciation and amortization	445	408

EBITDA	$874	$890

A6

TRW Automotive Holdings Corp.
Reconciliation of GAAP Net Earnings to Adjusted Earnings
(Unaudited)
In conjunction with the Company’s tender offer and repurchases of its then outstanding old notes, the Company recorded a loss on retirement of debt of $148 million during the nine months ended September 28, 2007. This loss included $112 million for redemption premiums paid, $20 million for the write-off of deferred debt issue costs, $11 million relating to the principal amount in excess of carrying value of the 9 3/8% Senior Notes and $5 million of fees.
The Company entered into its Fifth Amended and Restated Credit Agreement dated as of May 9, 2007, which provides for $2.5 billion in senior secured credit facilities, consisting of (i) a 5-year $1.4 billion Revolving Credit Facility, (ii) a 6-year $600 million Term Loan A-1 Facility and (iii) a 6.75-year $500 million Term Loan B-1 Facility (collectively, the “Facilities”). Proceeds from the Facilities were used to refinance $2.5 billion of existing senior secured credit facilities and pay fees and expenses related to the refinancing. The Company recorded a loss on retirement of debt related to the transaction of $7 million during the nine months ended September 28, 2007.
The following reconciliation excludes the impact of the loss on retirement of debt.

	Nine Months			Nine Months
	Ended			Ended
	September 28,			September 28,
	2007			2007
(In millions, except per share amounts)	Actual	Adjustments		Adjusted
Sales	$10,816	$—		$10,816
Cost of sales	9,931	—		9,931

Gross profit	885	—		885
Administrative and selling expenses	391	—		391
Amortization of intangible assets	27	—		27
Restructuring charges and asset impairments	32	—		32
Other income — net	(40)	—		(40)

Operating income	475	—		475
Interest expense, net	173	—		173
Loss on retirement of debt	155	(155	) (a)	—
Account receivable securitization costs	4	—		4
Equity in earnings of affiliates, net of tax	(20)	—		(20)
Minority interest, net of tax	13	—		13

Earnings before income taxes	150	155		305
Income tax expense	116	—		116

Net earnings	$34	$155		$189

Effective tax rate	77%			38%

Basic earnings per share:
Earnings per share	$0.34			$1.90

Weighted average shares	99.5			99.5

Diluted earnings per share:
Earnings per share	$0.33			$1.84

Weighted average shares	102.8			102.8

(a)	Reflects the elimination of the loss on retirement of debt.

A7